Exhibit 8

VOTING AND RESTRICTION AGREEMENT

THIS VOTING AND RESTRICTION AGREEMENT (this “Agreement”), dated and effective as of December        , 2018 (the “Agreement Date”), is made by [BUYER] (the “Buyer”), each of the entity signatories to this Agreement whose names are set forth on Exhibit A (collectively, the “Sellers”), and HC2 Holdings, Inc., a Delaware corporation (the “Company”). All defined terms that are used in this Agreement that are not defined in this Agreement will have the meaning ascribed to such defined terms in the Certificate of Designation (as defined below).

WITNESSETH:

WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of the Agreement Date, entered into by the Buyer and the Sellers, the Buyer purchased from the Sellers, and the Sellers sold to the Buyer, 3,062.5 shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) issued by the Company and held by the Sellers;

WHEREAS, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in that certain Certificate of Designation of the Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on May 29, 2014, as amended and restated in its entirety by that certain Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on January 5, 2015, and as further amended by that certain Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company filed with the Delaware Secretary of State on August 5, 2015 (collectively, the “Certificate of Designation”);

WHEREAS, the Sellers or the Sellers’ predecessors-in-interest purchased an aggregate of 12,500 shares of Series A Preferred Stock from the Company pursuant to that certain Securities Purchase Agreement, dated May 29, 2014 (the “Original Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement, and as a material inducement for the Sellers to enter into the Securities Purchase Agreement and transfer the Subject Preferred Shares (as defined in Section 1.7) to the Buyer, the Buyer agreed to enter into this Agreement and, in addition, to cause the Company to enter into this Agreement; and

WHEREAS, the parties believe it to be in their respective best interests to enter into this Agreement on the terms, and subject to the conditions, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                  Definitions. For the purposes of this Agreement, the terms set forth in this Section 1, below will have the meanings as set forth in this Section 1.

1.1.            “Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to:

(a)                vote 10% or more of the securities having ordinary voting power for the election of directors, or Persons performing similar functions, of such Person; or

(b)               direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

1.2.            “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such rule, in each case, irrespective of whether or not such rule is actually applicable in such circumstance. For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” will also include record ownership of securities.

1.3.            “Beneficial Owner” means the Person who Beneficially Owns the referenced securities.

1.4.            “Encumbrance” means, any:

(a)                mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement, encumbrance, or other similar adverse claim against title;

(b)               purchase, option, call or put agreement or arrangement; or

(c)                agreement or arrangement to create or effect any of the foregoing;

provided, however, the term “Encumbrance” will not include the restrictions and other provisions as set forth in the Original Agreement, the Certificate of Designation, this Agreement, the Company’s other governance documents, including its Certificate of Incorporation, or restrictions on transfer under applicable securities laws.

1.5.            “Permitted Transfer” means any sale, transfer or other disposition of the Subject Preferred Shares to:

(a)                the Company or any of its subsidiaries; or

(b)               any subsequent sale, transfer or other disposition of the Subject Preferred Shares by the Company or any of its subsidiaries;

including the entry into any applicable documentation in connection therewith, which may include, for the avoidance of doubt, purchase agreements, trade confirmations or related transfer documentation and, in each case, may include provisions pursuant to which the subsequent buyer and the Company agree to certain limitations on subsequent buyer’s ability to effectuate the conversion of the Subject Preferred Shares; provided, however, that any sale, transfer or other disposition of the Subject Preferred Shares to the Company or any of its subsidiaries by the Buyer will only be deemed a “Permitted Transfer” if such Subject Preferred Shares are not outstanding for the purposes of the proviso in the definition of “Requisite Holders” as set forth in the Certificate of Designation, if and so long as such Subject Preferred Shares are held by such transferee.

1.6.            “Person” means any natural person, corporation, sole proprietorship, limited liability company, professional association, unincorporated organization, partnership, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal entity, and any institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body, or department thereof).

1.7.            “Subject Preferred Shares” means the 3,062.5 shares of Series A Preferred Stock transferred from the Sellers to the Buyer in accordance with the Securities Purchase Agreement.

Section 2.                  Irrevocably Proxy Designation.

2.1.            Subject to the terms of this Agreement, the Buyer hereby irrevocably constitutes and appoints the Sellers, from the Agreement Date until the termination of this Agreement, as the Buyer’s true and lawful proxy, for and in the Buyer’s name, place and stead to exercise any and all voting, election or consent rights with respect to the Subject Preferred Shares owned by the Buyer and not otherwise sold, transferred or disposed in a Permitted Transfer, whether directly or indirectly, beneficially, or of record, and whether such rights arise from the Certificate of Designation, the Company’s governance documents, including the Certificate of Incorporation, the Original Agreement, any other agreement or instrument, or at law.

2.2.            For the purposes of this Agreement and not in limitation of the rights as set forth in Section 2.1, the exercise of any and all voting, election or consent rights with respect to the Subject Preferred Shares, includes, without limitation, the power to exercise any and all voting or consent rights with respect to the following:

(a)                The right of Holders of Series A Preferred Stock to vote on all matters on which the holders of shares of Common Stock are entitled to vote.

(b)               The right of Holders of Series A Preferred Stock to consent, or not to consent, to any of the items as set forth in Section 4(b) of the Certificate of Designation.

(c)                The right of Holders of Series A Preferred Stock to consent, or not to consent, to any of the items as set forth in the Certificate of Designation that require the consent of the Requisite Holders, including the items as set forth in Section 4(b) of the Certificate of Designation.

(d)               The right of Holders of Series A Preferred Stock to consent, or not to consent, to any of the items as set forth in Section 5(b) of the Certificate of Designation.

(e)                The right of Holders of Series A Preferred Stock to provide an election as set forth in Section 5(g)(v) of the Certificate of Designation.

(f)                 The right of Holders of Series A Preferred Stock, if any, with respect to Section 7 of the Certificate of Designation.

(g)                The right of Holders of Series A Preferred Stock to consent, or not to consent, to any of the items as set forth in Section 8(b) of the Certificate of Designation.

(h)                The right of Holders of Series A Preferred Stock to object to any Fair Market Determination as set forth in Section 10(bb) of the Certificate of Designation.

2.3.            Scope of Proxy. The proxy granted pursuant to this Section 2 includes the right to sign the Buyer’s name to any consent, certificate, proxy, document, or other instruments relating to the Subject Preferred Shares.

2.4.            Adjustments.

(a)                In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Series A Preferred Stock in which additional shares of Series A Preferred Stock are received by the Buyer with respect to the Subject Preferred Shares, the terms of this Agreement will apply to the resulting additional shares of Series A Preferred Stock and such resulting additional shares of Series A Preferred Stock will be deemed to be Subject Preferred Shares for all purposes of this Agreement.

Section 3.                  Revocation of all Prior Proxies.

3.1.            The Buyer hereby revokes all other proxies and powers of attorney that the Buyer may have granted or appointed with respect to the Subject Preferred Shares.

3.2.            From the Agreement Date to the termination of this Agreement, the Buyer will not give any subsequent proxy or power of attorney, and if given, it will not be effective, or enter into any other voting or consent agreement with respect to the Subject Preferred Shares; .

3.3.            The Buyer, during the term of this Agreement, will not, and will not permit any Person under the Buyer’s control to, deposit any of the Subject Preferred Shares in a voting trust, grant any proxies with respect to the Subject Preferred Shares, or subject any of the Subject Preferred Shares to any arrangement with respect to the voting or consent rights of the Subject Preferred Shares other than this Agreement.

Notwithstanding anything to the contrary contained in this Section 3, the foregoing provisions shall not prohibit or restrict any Permitted Transfer.

Section 4.                  Restrictions on Transfers and Encumbrances.

4.1.            Except as provided herein or in connection with a Permitted Transfer, neither the Buyer nor the Company, during the term of this Agreement, will transfer, sell, exchange, assign, or convey any legal or Beneficial Ownership interest in or otherwise dispose of (collectively, “Transfer”) any of the Subject Preferred Shares unless such Transfer is to a transferee who agrees in writing to be bound by the terms of this Agreement.

4.2.            Any attempted Transfer of the Subject Preferred Shares or any interest therein in violation of this Section 4 will be null and void.

Section 5.                  Acknowledgment of Proxy and Transfer Restrictions by the Company. The Company hereby specifically acknowledges:

5.1.            the powers and proxies granted by this Agreement;

5.2.            that the Sellers have the sole right during the term of this Agreement to exercise any all voting, election, or consent rights with respect to the Subject Preferred Shares; and

5.3.            the restrictions on Transfers and other matters with respect to the Subject Preferred Shares as set forth in Section 4.

Section 6.                  Power Coupled with an Interest. The proxies and powers granted by the Buyer and the Company pursuant to this Agreement are coupled with an interest and are given to secure the performance of the Buyer and the Company under this Agreement.

Section 7.                  Buyer’s Representations. The Buyer hereby represents and warrants to the Sellers and the Company as of the Agreement Date as follows:

7.1.            The Buyer has the necessary power and authority to sign and deliver this Agreement, and to perform its obligations under this Agreement.

7.2.            This Agreement has been duly and validly signed and delivered by the Buyer and, assuming due authorization, signing and delivery by each Seller and the Company, constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

7.3.            The signing, delivery, and performance of this Agreement will not, with or without the giving of notice, the termination of any grace period or both:

(a)                violate any law applicable to the Buyer;

(b)               result in a breach by the Buyer of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions, or provisions of the Buyer’s governance documents, any contract or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of the Seller to perform its obligations under this Agreement on a timely basis; or

(c)                result in the creation of any Encumbrances upon the Buyer’s properties or assets that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to perform its obligations under this Agreement on a timely basis

7.4.            The Buyer is duly established and validly existing and in good standing under the laws of its jurisdiction of establishment.

7.5.            There is no proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of the Buyer to perform its obligations under this Agreement on a timely basis.

7.6.            No agent, broker, financial advisor, or other intermediary acting on behalf of the Buyer is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the parties, or from any affiliate of any of the parties, in connection with this Agreement.

Section 8.                  Sellers’ Representations. Each Seller, severally and not jointly, hereby represents and warrants to the Buyer and the Company as of the Agreement Date as follows:

8.1.            Each Seller has the necessary power and authority to sign and deliver this Agreement and to perform its obligations under this Agreement.

8.2.            This Agreement has been duly and validly signed and delivered by each Seller and, assuming due authorization, signing, and delivery by the Buyer and the Company, constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity, or otherwise.

8.3.            The signing, delivery, and performance of this Agreement by each Seller will not, with or without the giving of notice, the termination of any grace period or both:

(a)                violate any law applicable to any Seller;

(b)               result in a breach by any Seller of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions, or provisions of any Seller’s governance documents, any contract or other instrument or obligation to which any Seller is a party, or by which any Seller or any of its properties or assets may be bound, that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of the Seller to perform its obligations under this Agreement on a timely basis; or

(c)                result in the creation of any Encumbrances upon any Seller’s properties or assets that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of any Seller to perform its obligations under this Agreement on a timely basis.

8.4.            Each Seller is duly established and validly existing and in good standing under the laws of its jurisdiction of establishment.

8.5.            There is no proceeding pending or, to the knowledge of any Seller, threatened against such Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to perform its obligations under this Agreement on a timely basis.

8.6.            No agent, broker, financial advisor, or other intermediary acting on behalf of any Seller is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the parties, or from any affiliate of any of the parties, in connection with this Agreement.

Section 9.                  Company’s Representations. The Company hereby represents and warrants to the Sellers and the Buyer as of the Agreement Date as follows:

9.1.            The Company has the necessary power and authority to sign and deliver this Agreement, and to perform its obligations under this Agreement.

9.2.            This Agreement has been duly and validly signed and delivered by the Company and, assuming due authorization, signing and delivery by each Seller and the Buyer, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

9.3.            The signing, delivery, and performance of this Agreement will not, with or without the giving of notice, the termination of any grace period or both:

(a)                violate any law applicable to the Company;

(b)               result in a breach by the Company of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions, or provisions of the Company’s governance documents, any contract or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound; or

(c)                result in the creation of any Encumbrances upon the Company’s properties or assets.

9.4.            The Company is duly established and validly existing and in good standing under the laws of its jurisdiction of establishment.

9.5.            There is no proceeding pending or, to the knowledge of the Company, threatened against the Company that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement on a timely basis.

9.6.            No agent, broker, financial advisor, or other intermediary acting on behalf of the Company is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the parties, or from any affiliate of any of the parties, in connection with this Agreement.

Section 10.              Expenses. Each party will bear its own fees and expenses incurred in connection with the preparation, negotiation, consummation, and performance of this Agreement.

Section 11.              Notices.

11.1.        Unless specified otherwise in this Agreement, each party will deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set out below (or to any other address that the receiving party may designate on one or more occasions in accordance with this Section 11).

11.2.        Each party will deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), certified or registered mail (in each case, return receipt requested, postage prepaid), or by facsimile or e-mail transmission.

11.3.        Except as otherwise provided in this Agreement, if the party giving the Notice has complied with the requirements of this Section 11, a Notice shall be deemed to have been duly given and received:

(a)                upon receipt by the receiving party, if delivered personally;

(b)               two (2) business days after deposit in the mail, if sent by registered or certified mail;

(c)                on the next business day after deposit with an overnight courier, if sent by overnight courier;

(d)               upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt; or

(e)                on the next business day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt.

If to the Buyer:	[BUYER] (with a copy to, which will not be deemed notice)

If to the Sellers:

Benefit Street Partners L.L.C.

9 West 57th Street

New York, New York 10019

Attention: Mr. King Jang, Managing Director

(with a copy to, which will not be deemed notice)

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, New York 10020

Attention: Robert G. Minion, Esq. and

Richard Bernstein, Esq.

If to the Company:	HC2 Holdings, Inc. 450 Park Avenue, 30th Floor New York, New York 10022 Attention: Joseph Ferraro

Section 12.              Termination.

12.1.        This Agreement will terminate on the date that neither the Sellers, nor any of their Affiliates, Beneficially Own any shares of Series A Preferred Stock.

12.2.        Nothing in this Section 12 will relieve or otherwise limit the liability of any party for any intentional breach of this Agreement prior to such termination.

Section 13.              Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will sign and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 14.              Equitable Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

Section 15.              Miscellaneous.

15.1.        This Agreement may not be amended, altered, or modified except by written instrument signed by the parties.

15.2.        The failure by any party to this Agreement to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of such party thereafter to enforce each and every such provision.

15.3.        No waiver of any breach of, or noncompliance with this Agreement will be held to be a waiver of any other or subsequent breach or noncompliance. The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision because of such waiver.

15.4.        This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter of this Agreement and supersedes all prior understandings or agreements, whether oral or written, by and among the parties with respect to such subject matter.

15.5.        If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction under applicable law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

15.6.        This Agreement will inure to the benefit of, and be binding upon, the parties to this Agreement and their respective successors and permitted assigns.

15.7.        This Agreement may not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Any assignment or attempted assignment in contravention of this Section 15.7 will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

15.8.        This Agreement may be signed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts will be construed together, be deemed an original, and will constitute the same instrument.

15.9.        This Agreement will not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

15.10.    This Agreement and all actions and proceedings (whether in contract, tort, at law or in equity or otherwise) that may be based upon, arise out of, relate to or in connection with this Agreement or the negotiation, signing, performance or enforcement of this Agreement, will in all respects be governed by, and interpreted and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within New York State, including all matters of construction, validity, and performance.

15.11.    Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party to this Agreement irrevocably waives any objection which it may have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this Section 15.11 and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party to this Agreement agrees that service of process upon such party in any action will be effective if notice is given in accordance with Section 11.

15.12.    EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, OR PROCEEDING BASED UPON, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH, THIS AGREEMENT, OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

15.13.    The language used in this Agreement will be deemed the language chosen by the parties to express their collective intent; no rule of strict construction will be applied against any party.

15.14.    Interpretation.

(a)                The headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)               Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation” (whether or not such words or similar words are used).

(c)                The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms.

(d)               Unless otherwise indicated to the contrary in this Agreement by the context or use in this Agreement, the words, “in this Agreement,” “hereto,” “of this Agreement” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement.

(e)                Words importing the masculine gender will also include the feminine and neutral genders, and vice versa

(f)                 The words “will” and “shall” have the same meaning and effect.

(g)                The word “or” is not exclusive and is deemed to have the meaning “and/or.”

(h)                The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise.

(i)                  Unless the context otherwise requires, any reference in this Agreement to any Person will be construed to include such Person’s successors, permitted assigns, as a debtor, as a debtor-in-possession, and any receiver or trustee for such person or entity.

(j)                 Unless the context otherwise requires, references in this Agreement to:

(i)                  Sections and Exhibits mean the Sections of, and Exhibits annexed to, this Agreement;

(ii)                an agreement, instrument, or other document means such agreement, instrument or other document as amended, amended and restated, supplemented and modified on one or more occasions to the extent permitted by the provisions thereof; and

(iii)               a statute, law, or regulation means such statute, law, or regulation as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any statute, law, or regulation means that provision of such statute, law, or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision.

Section 16.              Disclosure. The parties to this Agreement acknowledge that terms of this Agreement and the Securities Purchase Agreement, along with copies of the foregoing documents will be publicly disclosed in filings made by the Sellers pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, that the Sellers are required to publicly file with the U.S. Securities and Exchange Commission.

[signatures follow on the next pages]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed as of the Agreement Date.

[BUYER]

By:________________________________

Name:

Title:

PROVIDENCE DEBT FUND III L.P.

By: Providence Debt Fund III GP L.P.,

its general partner

By: Providence Debt Fund III Ultimate GP Ltd.,

its general partner

By:______________________________________

Name:

Title:

PROVIDENCE DEBT FUND III MASTER (NON-US) L.P.

By: Providence Debt Fund III GP L.P.,

its general partner

By: Providence Debt Fund III Ultimate GP Ltd.,

its general partner

By:______________________________________

Name:

Title:

[Signature Page Voting and Restriction Agreement]

BENEFIT STREET PARTNERS SMA LM L.P.

By: Benefit Street Partners SMA LM GP L.P.,

its general partner

By: Benefit Street Partners SMA LM Ultimate GP LLC,

its general partner

By:______________________________________

Name:

Title:

LANDMARK WALL SMA L.P.

By: Benefit Street Partners SMA-LK GP L.P.,

its general partner

By: Benefit Street Partners SMA-LK Ultimate GP LLC,

its general partner

By:______________________________________

Name:

Title:

HC2 HOLDINGS, INC.

By:______________________________________

Name:

Title:

[Signature Page Voting and Restriction Agreement]

EXHIBIT A

SELLERS

Name	Preferred Shares Sold Pursuant to the Securities Purchase Agreement
Providence Debt Fund III L.P.	1,374.82
Providence Debt Fund III Master (Non-US) L.P.	732.18
Benefit Street Partners SMA LM LP	235.81
Landmark Wall SMA L.P.	719.69
Total	3,062.5